CONSENT OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP


The Board of Directors
NELNET Student Loan Corporation-2

We consent to the use of our name in the registration statement of NELNET Student Corporation-2 to which this consent is attached, which is being filed to register $2,500,000,000 of the company's student loan asset-backed notes.

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP

December 30, 1999